Exhibit 99.1

WorldHeart Announces Consolidation Plan

Oakland, California – August 21, 2008 (NASDAQ: WHRT) World Heart Corporation (“WorldHeart”) announced today that it is embarking on a phased consolidation into a primary facility at its current location in Salt Lake City, Utah.  WorldHeart’s focus is on the development, clinical trial and subsequent commercialization of the advanced rotary Levacor™ Ventricular Assist Device (VAD).

In this context, and as the first-generation Novacor® LVAS reaches the natural end of its product life cycle, WorldHeart is eliminating five positions (including the Vice President of Manufacturing Mr. John Vajda) at its facility in Oakland, California effective August 22, 2008.  The company expects that Mr. Vajda will provide consulting services for transitional priorities.  A second consolidation phase will be completed by the next three to four quarters as approximately ten additional Oakland positions are expected to be eliminated while others are relocated to Salt Lake.

The consolidation plan includes a search for a CEO to reside in Salt Lake City.  Mr. Jal S. Jassawalla, WorldHeart’s current President and CEO, will remain in a senior management position based in California, along with certain key employees in areas such as Research and Development, Clinical Affairs and Regulatory Affairs.  Mr. Jassawalla will continue to focus on these WorldHeart activities, with emphasis on clinical collaborations, advancement of VAD technology and global adoption of assist device therapy.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems.  WorldHeart is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, The Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements regarding WorldHeart’s ability to  regain compliance with the Nasdaq Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development  and market acceptance of and demand for WorldHeart’s products; delisting from the NASDAQ Stock Market if compliance with the listing standards, including the Minimum Bid Price Rule and other minimum  standards, is not regained; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB/A for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.